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                                                                     EXHIBIT 4.4

John S. Ostaszewski                                          Applera Corporation
Treasurer                                                          301 Merritt 7
                                                              Norwalk, CT  06851





February 5, 2003


Hugo Arias
Vice President
Citibank, N.A.
388 Greenwich St., 23rd Flr
NY, NY  10013

Dear Hugo,

Pursuant to Section 2.05 of the Credit Agreement dated as of April 20, 2000, and as Administrative Agent for the Lenders, we hereby request that the Commitments of the Lenders be ratably reduced by a total of $50,000,000 effective immediately. This request will reduce the total committed facilities from $100,000,000 to $50,000,000. Please note that there are currently no Competitive Bid Advances outstanding.

If you have any questions or concerns regarding this letter of instruction, please do not hesitate to call either Eric Vatne, Director - Corporate Finance and Cash Management at 203-840-2614, or me.

Sincerely,


/s/John S. Ostaszewski


JSO/gmg







                                                                T (203) 840-2610
                                                                F (203) 840-2636
                                                            ostaszjs@applera.com